Exhibit 3.1

Delaware	PAGE 1
The First State

I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “SENDTEC, INC.”, FILED IN THIS OFFICE ON THE TWENTY-FIFTH DAY OF JUNE, A.D. 2008, AT 1:28 O’CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE KENT COUNTY RECORDER OF DEEDS.

3946943 8100 080728497	/s/ Harriet Smith Windsor
You may verify this certificate online at corp.delaware.gov/authver.shtml	Harriet Smith Windsor, Secretary of State AUTHENTICATION: 6687087 DATE: 06-25-08

State of Delaware Secretary of State Division of Corporations Delivered 01:46 PM 06/25/2008 FILED 01:28 PM 06/25/2008 SRV 080728497 – 3946943 FILE

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SENDTEC, INC.

Under Section 242 of the Delaware General Corporation Law

It is hereby certified that:

1. The name of the Corporation is SendTec, Inc.

2. The Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by amending and restating Article FOURTH thereof as follows:

FOURTH: A. CLASSES AND NUMBERS OF SHARES The total number of shares of stock which the Corporation shall have authority to issue is five-hundred ten million (510,000,000). The Classes and aggregate number of shares of each class which the Corporation shall have authority to issue are as follows:

1. Five Hundred Million (500,000,000) shares of Common Stock, par value $0.001 per share (the “Common Stock”); and

2. Ten Million (10,000,000) shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”)

B. BLANK CHECK POWERS. The Corporation may issue any class of the Preferred Stock in any series. The Board of Directors shall have authority to establish and designate series, and to fix the number of shares included in each such series and the variations in the relative rights, preferences and limitations as between series, provided that, if the stated dividends and amounts payable on liquidation are not paid in full, the shares of all series of the same class shall share ratably in the payment of dividends including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in any distribution of assets other than by way of dividends in accordance with the sums which would be payable on such distribution if all sums payable were discharged in full. Shares of each such series when issued shall be designated to distinguish the shares of each series from shares of all other series.

3. The amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware pursuant to a resolution adopted by the Corporation’s Board and by the affirmative vote of the holders of a majority of the capital stock of the Corporation at a meeting duly noticed and conducted in accordance with Section 222 of the General Corporation Law of the State of Delaware and the Bylaws of the Corporation.

IN WITNESS WHEREOF, said SendTec, Inc. has caused this Certificate to be signed by Donald Gould, its Chief Financial Officer, and attested by Ford Pearson, its Secretary this 14th day of June, 2008.

/s/ Donald Gould
Donald Gould, Chief Financial Officer

Attest:

/s/ Ford Pearson
Name: Ford Pearson, Secretary